Filed pursuant to Rule 424(b)(5)
Registration No. 333-174636

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.650% Senior Notes due 2016	$400,000,000	99.925%	$399,700,000	$46,405.17
4.300% Senior Notes due 2021	$750,000,000	99.789%	$748,417,500	$86,891.27
5.850% Senior Notes due 2041	$600,000,000	99.592%	$597,552,000	$69,375.79

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Prospectus supplement

(to prospectus dated June 1, 2011)

Applied Materials, Inc.

$400,000,000 2.650% Senior Notes due June 15, 2016

$750,000,000 4.300% Senior Notes due June 15, 2021

$600,000,000 5.850% Senior Notes due June 15, 2041

Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2011. The 2.650% Senior Notes due 2016 will mature on June 15, 2016, the 4.300% Senior Notes due 2021 will mature on June 15, 2021 and the 5.850% Senior Notes due 2041 will mature on June 15, 2041. We refer to the 2.650% Senior Notes due 2016 as the 2016 notes, to the 4.300% Senior Notes due 2021 as the 2021 notes, to the 5.850% Senior Notes due 2041 as the 2041 notes, and to the 2016 notes, the 2021 notes and the 2041 notes collectively as the notes.

Applied Materials, Inc. may redeem the notes in whole or in part at any time prior to their maturity at the redemption prices described in this prospectus supplement.

The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales.

	Per 2016 Note	Total	Per 2021 Note	Total	Per 2041 Note	Total
Public Offering Price	99.925%	$399,700,000	99.789%	$748,417,500	99.592%	$597,552,000
Underwriting Discount	0.350%	$ 1,400,000	0.450%	$ 3,375,000	0.875%	$ 5,250,000
Proceeds to Applied Materials, Inc. (before expenses)	99.575%	$398,300,000	99.339%	$745,042,500	98.717%	$592,302,000

Interest will accrue from June 8, 2011 to the date of delivery.

Investing in the notes involves risks. See “Risk factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”), Clearstream Banking, société anonyme (“Clearstream Luxembourg”), and Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about June 8, 2011.

Joint Book-Running Managers

Citi	J.P. Morgan

Mitsubishi UFJ Securities	Morgan Stanley

Co-Managers

BNP PARIBAS	Goldman, Sachs & Co.	BNY Mellon Capital Markets, LLC
KeyBanc Capital Markets
Mizuho Securities USA Inc.	US Bancorp	Wells Fargo Securities

June 1, 2011

Prospectus supplement

Description of notes	S-27
Certain material U.S. federal income tax considerations	S-39
Underwriting	S-44
Legal matters	S-48
Experts	S-48
Where you can find more information and incorporation by reference	S-49

Prospectus

Description of Depositary Shares	23
Description of Purchase Contracts and Purchase Units	26
Description of Warrants	27
Forms of Securities	28
Plan of Distribution	30
Legal Matters	32
Experts	32

S-i

About this prospectus supplement

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where you can find more information and incorporation by reference” on page S-49.

In this prospectus supplement, except as otherwise indicated or unless the context otherwise requires, “Applied”, “the company”, “we”, “us” and “our” refer to Applied Materials, Inc. and its consolidated subsidiaries. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

Special note about forward-looking statements

This prospectus supplement contains or incorporates by reference certain statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in or incorporated by reference into this prospectus supplement, other than statements of historical fact, are forward-looking statements. Examples of forward-looking statements include statements regarding Applied’s future financial or operating results, cash flows and cash deployment strategies, declaration of dividends, share repurchases, business strategies, projected costs, products, competitive positions, management’s plans and objectives for future operations, research and development, the proposed merger with Varian Semiconductor Equipment Associates, Inc. (“Varian”) and the financing thereof, other acquisitions and joint ventures, growth opportunities, customers, working capital, liquidity, investment portfolio and policies, and legal proceedings and claims, as well as industry trends and outlooks. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” and “continue,” the negative of these terms, or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including but not limited to: the level of demand for Applied’s products which is subject to many factors, including uncertain global economic and industry conditions, business and consumer spending, demand for electronic products and semiconductors, government renewable energy policies and incentives, and customers’ utilization rates and new technology and capacity requirements; variability of operating expenses and results among the company’s segments caused by differing conditions in the served markets; Applied’s ability to (i) develop, deliver and support a broad range of products, expand its markets and develop new markets, (ii) timely implement effective cost reduction programs, realize expected benefits, and align its cost structure with business conditions, (iii) plan and manage its resources and production capability, including its supply chain, (iv) implement initiatives that enhance global operations and efficiencies, (v) obtain and protect intellectual property rights in key technologies, and (vi) attract, motivate and retain key employees; the ability of the parties to consummate the proposed merger with Varian in a timely manner or at all; the satisfaction of conditions precedent to consummation of the merger with Varian, including the ability to secure regulatory approvals in a timely manner, or at all, and approval by Varian’s stockholders; successful completion of anticipated financing arrangements to fund the merger; the possibility of litigation (including related to the merger itself); those detailed under the heading “Risk factors” below; and the other risks and uncertainties disclosed in Applied’s prior Securities and Exchange Commission (“SEC”) filings. These and many other factors could affect Applied’s future financial condition and operating results and could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by Applied or on its behalf. Applied undertakes no obligation to revise or update any forward-looking statements.

S-iii

Summary

The following summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Our company

Applied provides manufacturing equipment, services and software to the global semiconductor, flat panel display, solar photovoltaic (“PV”) and related industries. Applied’s customers include manufacturers of semiconductor wafers and chips, flat panel liquid crystal displays (“LCDs”), solar PV cells and modules, and other electronic devices. These customers may use what they manufacture in their own end products or sell the items to other companies for use in advanced electronic components.

Applied is the world’s largest semiconductor fabrication equipment supplier based on revenue, with the capability to provide global deployment and support services. Applied also is the leading supplier of LCD fabrication equipment to the flat panel display industry and the leading supplier of solar PV manufacturing systems to the solar industry, based on revenue.

Applied operates in four reportable segments: Silicon Systems Group, Applied Global Services, Display, and Energy and Environmental Solutions.

Silicon systems group segment

Applied’s Silicon Systems Group segment develops, manufactures and sells a wide range of manufacturing equipment used to fabricate semiconductor chips, also referred to as integrated circuits. Most chips are built on a silicon wafer base and include a variety of circuit components, such as transistors and other devices, that are connected by multiple layers of wiring (interconnects). Applied offers systems that perform most of the primary processes used in chip fabrication including atomic layer deposition, chemical vapor deposition, physical vapor deposition, electrochemical deposition etch, rapid thermal processing, chemical mechanical planarization, wet cleaning and wafer metrology and inspection, as well as systems that etch, measure and inspect circuit patterns on masks used in the photolithography process. Applied’s semiconductor manufacturing systems are used by integrated device manufacturers and foundries to build and package memory, logic and other types of chips.

Applied global services segment

The Applied Global Services segment encompasses products and services designed to improve the performance and productivity, and reduce the environmental impact, of the fab operations of semiconductor, LCD and solar PV manufacturers. The in-depth expertise and best known methods of Applied’s extensive global support infrastructure enable Applied to continuously support customers’ production requirements. Trained customer engineers and process support engineers are deployed in more than a dozen countries. These engineers are usually located at or near customers’ fab sites and service over 34,000 installed Applied systems, as well as non-Applied systems.

Display segment

Applied’s AKT subsidiary, reported under the Display segment, designs, manufactures and sells equipment to fabricate thin film transistor LCDs for televisions, computer displays and other consumer-oriented electronic applications. While similarities exist between the technologies utilized in chipmaking and LCD fabrication, the most significant differences are in the size and composition of the substrate. Substrates used to manufacture LCD panels can be more than 70 times larger in area than the 300mm wafers used in semiconductor fabrication and are made of glass, while wafers are made of silicon.

Energy and environmental solutions segment

The Energy and Environmental Solutions segment includes manufacturing solutions for the generation and conservation of energy. To increase the conversion efficiency and yields of solar PV devices, Applied offers manufacturing solutions for wafer-based crystalline silicon (c-Si) applications.

Recent developments

Proposed Merger with Varian

On May 3, 2011, Applied, Barcelona Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Applied (“Merger Sub”), and Varian Semiconductor Equipment Associates, Inc., a Delaware corporation (“Varian”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into Varian (the “Merger”), with Varian surviving the Merger as a wholly-owned subsidiary of Applied. Varian designs, manufactures, markets and services semiconductor processing equipment and is the leading supplier of ion implantation equipment used in the fabrication of semiconductor chips. The boards of directors of each of Applied and Varian unanimously approved the Merger Agreement and the Merger. The aggregate consideration is approximately $4.9 billion, which includes certain post-closing equity-based compensation.

Upon the Merger becoming effective (the “Effective Time”), by virtue of the Merger and without any further action on the part of Applied, Merger Sub, Varian or any stockholder of Varian, each share of Varian common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $63 in cash, without interest (the “Merger Consideration”), on the terms and subject to the conditions set forth in the Merger Agreement (excluding shares that are: (i) held by Applied, Merger Sub or any other wholly-owned subsidiary of Applied; (ii) held by Varian or any wholly-owned subsidiary of Varian (or held in Varian’s treasury); or (iii) held by stockholders of Varian, if any, who properly exercise their appraisal rights under Delaware law). At the Effective Time, certain equity awards held by employees and other service providers of Varian will be converted into cash equal to the difference between the Merger Consideration and the exercise price, if any, of such awards, while other equity awards held by employees and other service providers of Varian will be assumed by Applied and converted into equity awards of Applied on substantially equivalent terms.

The completion of the Merger is subject to various customary closing conditions, including the adoption of the Merger Agreement by the stockholders of Varian entitled to vote thereon, as well as receipt of certain domestic and foreign antitrust approvals (including under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

The Merger Agreement contains customary representations, warranties and covenants by Applied, Merger Sub and Varian. Varian has agreed, among other things, not to solicit any offer or proposal for a competing or alternative transaction, or, subject to certain exceptions, to enter into discussions concerning, or provide confidential information in connection with, any competing or alternative transaction. In addition, certain covenants require each of the parties to use reasonable best efforts to cause the Merger to be consummated. The Merger Agreement also requires Varian to call and hold a stockholders’ meeting and, subject to certain exceptions, requires the board of directors of Varian to recommend approval of the Merger.

The Merger Agreement contains certain termination rights and provides that (i) upon the termination of the Merger Agreement under specified circumstances, including, among others, by Varian to accept a superior offer or by Applied upon a change in the recommendation of Varian’s board of directors, Varian will owe Applied a cash termination fee of $147 million; and (ii) upon termination of the Merger Agreement due to the failure to obtain certain antitrust approvals, Applied will owe Varian a cash termination fee of $200 million.

Applied expects to finance the Merger through a combination of existing cash balances and debt, including from the proceeds of this offering. On May 25, 2011, Applied entered into a $2.0 billion bridge loan facility (the “Bridge Facility”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, to fund the cash consideration payable by Applied in the Merger and to pay the fees and expenses incurred in connection with the Merger. The Bridge Facility will terminate upon the earliest of (a) the date on which the Merger is consummated, (b) the termination of the commitments in accordance with the terms of the Bridge Facility and (c) April 30, 2012. In addition, on May 25, 2011, Applied entered into a new four-year $1.5 billion senior unsecured revolving credit facility (the “Revolving Credit Facility”) with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, that replaced Applied’s prior $1.0 billion revolving credit facility. The Revolving Credit Facility is available to fund a portion of the cash consideration to be paid by Applied in the Merger and for general corporate purposes. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. acted as joint lead arrangers and bookrunners for the Bridge Facility and the Revolving Credit Facility.

A copy of the Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on May 4, 2011, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the proposed transaction and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. This offering is not conditioned upon the completion of the proposed transaction but, in the event that the Merger is not consummated on or before May 31, 2012 or the Merger Agreement is terminated any time prior thereto, we will be required to redeem in whole and not in part the notes on the 15th day (or, if such day is not a business day, the first business day thereafter) following the earlier to occur of (1) May 31, 2012 if the Merger has not been consummated by May 31, 2012 and (2) the termination of the Merger Agreement for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See “Description of Notes—Special Mandatory Redemption.”

Risk factors

An investment in the notes involves risk. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk factors” beginning on page S-9, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Applied, a Delaware corporation, was incorporated in 1967. The principal executive offices of Applied are located at 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039 and the telephone number is (408) 727-5555. We maintain a website at www.appliedmaterials.com. The information on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus.

The offering

A brief description of the material terms of the offering follows. For a more complete description of the notes offered hereby, see “Description of notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Applied Materials, Inc.

Notes Offered	$400,000,000 aggregate principal amount of 2.650% Senior Notes due 2016, $750,000,000 aggregate principal amount of 4.300% Senior Notes due 2021 and $600,000,000 aggregate principal amount of 5.850% Senior Notes due 2041.

Interest	The 2016 notes will bear interest at the rate of 2.650%, which will be paid on each June 15 and December 15, commencing December 15, 2011. The 2021 notes will bear interest at the rate of 4.300%, which will be paid on each of June 15 and December 15, commencing December 15, 2011. The 2041 notes will bear interest at the rate of 5.850%, which will be paid on each of June 15 and December 15, commencing December 15, 2011.

Maturity Dates	The 2016 notes will mature on June 15, 2016. The 2021 notes will mature on June 15, 2021. The 2041 notes will mature on June 15, 2041.

Ranking	The notes will be:

•	general unsecured obligations of ours;

•	effectively subordinated in right of payment to any secured indebtedness of ours to the extent of the assets securing such indebtedness, and structurally subordinated to all existing and any future liabilities of our subsidiaries;

•	equal in right of payment with all existing and any future unsecured and unsubordinated indebtedness of ours; and

•	senior in right of payment to any existing and future indebtedness of ours that is subordinated to the notes.

Optional Redemption

Applied may redeem the 2016 notes, the 2021 notes and the 2041 notes, in each case, in whole at any time or in part from time to time, at its option, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued but unpaid as of the date of redemption) discounted on a semi-annual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points in the case of the 2016 notes, 20 basis points in the case of the 2021 notes and 30 basis points in the case of the 2041 notes, plus, in each case, accrued and unpaid interest to, but excluding, the date of redemption, if any. See “Description of notes—Optional redemption.”

Special Mandatory Redemption	In the event that we do not consummate the Merger on or prior to May 31, 2012 or the Merger Agreement is terminated at any time prior thereto, we will be required to redeem in whole and not in part the notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See “Descriptions of notes—Special mandatory redemption.”

Purchase of Notes Upon a Change of Control Triggering Event	Upon the occurrence of a change of control of Applied and a contemporaneous downgrade of the notes below an investment grade rating by both Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services, we will, in certain circumstances, be required to make an offer to purchase each of the 2016 notes, the 2021 notes and the 2041 notes at a price equal to 101% of the principal amount of the 2016 notes, the 2021 notes and the 2041 notes to be repurchased, respectively, plus any accrued and unpaid interest to, but excluding, the date of repurchase. See “Description of the notes—Repurchase upon a change of control.”

Use of Proceeds	We estimate that the net proceeds from the sale of the notes will be approximately $1.73 billion after deducting the estimated underwriting discounts and estimated offering expenses.

We intend to use the net proceeds of this offering, together with available cash and the proceeds from borrowings under our revolving credit facility or other short-term debt, to fund the cash Merger consideration.

Additional Notes	Applied may from time to time, without consent of the holders of the notes, issue notes having the same terms and conditions as the notes of any series being offered hereby (except for the issue date, offering price and, if applicable, the first interest payment date). Additional notes issued in this manner will form a single series with the applicable outstanding series of notes; provided that if the additional notes are not fungible with the original notes of the applicable series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Governing Law	New York.

Summary consolidated financial and pro forma information

The table below sets forth a summary of our financial and other information for the periods presented. We derived the financial information as of and for each of the years in the three-year period ended October 31, 2010 from our consolidated financial statements. The table below also sets forth unaudited summary pro forma condensed consolidated financial information for the year ended October 31, 2010 and six months ended May 1, 2011, which we have derived from the unaudited pro forma condensed consolidated financial and other information included in this prospectus supplement under “Unaudited pro forma condensed consolidated financial information” and which should be read in conjunction with the presentation of such information, including the accompanying notes thereto and the historical financial statements of Applied and Varian referenced therein. The unaudited condensed consolidated pro forma statement of operations set forth below gives effect to the Merger as if it had an effective date of October 26, 2009 and the unaudited condensed consolidated pro forma balance sheet information set forth below gives effect to the Merger as if it had an effective date of May 1, 2011. The summary pro forma condensed consolidated financial information should not be considered indicative of actual results that would have been achieved had the Merger occurred on the respective dates indicated and do not purport to indicate balance sheet information or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the pro forma condensed consolidated financial information will prove to be correct.

Applied assumed for purposes of the unaudited summary pro forma condensed consolidated financial information set forth below that it would raise $1.5 billion, instead of $1.75 billion, in gross proceeds in this offering. As a result, the summary pro forma condensed consolidated financial information does not reflect the adjustments that would have resulted from the incremental capital raise, including a corresponding reduction in short-term debt and corresponding changes to net interest expense for the periods presented.

The summary consolidated and pro forma financial information should be read in conjunction with our consolidated financial statements and related notes and the “Management’s Discussion and Analysis” included in our Annual Report on Form 10-K for the year ended October 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended May 1, 2011, which we have filed with the SEC, and are incorporated by reference in this prospectus supplement.

	Historical					Pro forma
	Fiscal year ended			Six months ended		Year ended	Six months ended
	October 31, 2010	October 25, 2009	October 26, 2008	May 1, 2011	May 2, 2010	October 31, 2010	May 1, 2011

				(Unaudited)		(Unaudited)
	(In millions)

Selected consolidated statement of operations information:
Net sales	$9,549	$5,014	$8,129	$5,549	$4,144	$10,380	$6,162
Cost of products sold	5,834	3,583	4,686	3,224	2,506	6,405	3,601

Gross margin	3,715	1,431	3,443	2,325	1,638	3,975	2,561

Research, development and engineering, marketing and selling and general and administrative expenses	2,085	1,669	2,069	1,007	1,023	2,336	1,149
Restructuring charges and asset impairments	246	156	40	(33)	113	246	(33)
Income (loss) from operations	1,384	(394)	1,355	1,351	502	1,393	1,445
Net income (loss)	938	(305)	961	995	347	875	1,044

Selected consolidated balance sheet information:
Total current assets	$6,765	$5,689	$6,664	$7,944	$6,173		$6,824
Total assets	10,943	9,574	11,006	11,957	10,450		15,031
Short-term debt	1	1	1	1	2		1,202
Long-term debt	204	201	202	204	205		1,705
Stockholders’ equity	7,536	7,095	7,549	8,182	7,321		8,172

Additional information:
Depreciation and amortization	$305	$291	$320	$128	$163
Cash provided by operating activities	1,723	333	1,710	1,129	899

Cash, cash equivalents and short-term investments	2,585	2,215	2,101	3,308	2,335		$1,606
Long-term investments	1,307	1,052	1,367	1,269	1,230		1,403
Total cash and investments	3,892	3,267	3,468	4,577	3,565		3,009

Risk factors

In considering whether to purchase the notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below, which are not exhaustive.

Risks related to our business

We hereby incorporate by reference risk factors in Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2011.

Risks related to the notes

There may not be a liquid market for the notes.

The notes constitute new issues of securities with no established trading market. No market for the notes of any series may develop, and any market that develops may not be liquid or may not last. Although the representatives of the underwriters have advised us that, following completion of the offering of the notes, one or more of the underwriters currently intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. If the notes are traded, they may trade at a discount from their offering prices, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent active trading markets do not develop, you may not be able to resell your notes at their fair market value or at all.

Many factors independent of our creditworthiness may affect the trading market for the notes. These factors include the:

•	propensity of existing holders to trade their positions in the notes;
•	time remaining to the maturity of the notes;
•	outstanding amount of each series of the notes;
•	redemption of the notes; and
•	level, direction and volatility of market interest rates generally.

The notes will not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact our ability to pay our obligations under the notes.

Neither the notes nor the indenture governing the notes will restrict our ability or the ability of our subsidiaries to incur additional debt, repurchase securities, recapitalize, or pay dividends or make distributions to stockholders, or require us to maintain interest coverage or other current ratios.

Although the indenture governing the notes will contain limited covenants that would restrict our ability and the ability of certain of our subsidiaries to create, incur or assume secured indebtedness or to enter into sale and lease-back transactions, these restrictions only apply to the extent that the indebtedness created, incurred or assumed is secured by a lien on Principal Property or to the extent that the property subject to the sale and lease-back transaction is a Principal Property. In order to constitute a Principal Property for purposes of these covenants, a property must be located in the United States and have a book value in excess of 1% of our most recently calculated consolidated net tangible assets.

Other than as described above and under the caption “Description of notes—Repurchase upon a change of control” below, the provisions of the indenture governing the notes will not afford holders of debt securities issued thereunder, including the notes, protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders. In addition, our ability to recapitalize, incur additional debt and take a number of other actions that will not be limited by the terms of the notes or the indenture could have the effect of diminishing our ability to make payments on the notes when due.

In the event that we do not consummate the Merger on or prior to May 31, 2012 or the Merger Agreement is terminated at any time prior thereto, we will be required to redeem in whole and not in part the notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any, and, as a result, holders of the notes may not obtain their expected return on the notes.

We may not be able to consummate the Merger within the time period specified under “Description of notes—Special mandatory redemption,” or the Merger Agreement may be terminated prior to such time. Our ability to consummate the Merger is subject to various closing conditions, including regulatory approvals and other matters that are beyond our control. If we are not able to consummate the Merger within the time period specified under “Description of notes—Special mandatory redemption,” we will be required to redeem in whole and not in part the notes on the 15th day (or, if such day is not a business day, the first business day thereafter) following the earlier to occur of (1) May 31, 2012 if the Merger has not been consummated by May 31, 2012 and (2) the termination of the Merger Agreement at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. If we redeem the notes pursuant to the special mandatory redemption, holders of the notes may not obtain their expected return on the notes. Your decision to invest in the notes is made at the time of the offering of the notes. Changes in our business or financial condition, or the terms of the Merger, between the closing of this offering and the closing of the Merger will have no effect on your rights as a purchaser of the notes.

We may not be able to repurchase all of the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our right to redeem or have mandatorily redeemed the notes, have defeased the notes or have satisfied and discharged the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes for cash may be limited by law or by the terms of other agreements relating to our indebtedness outstanding at that time. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and for holders of the notes. See “Description of notes—Repurchase upon a change of control.”

The provisions in the indenture that govern the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the notes are no longer rated “investment grade.” Except as described under “Description of notes—Repurchase upon a change of control,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We conduct a substantial portion of our operations through our subsidiaries. As a result, our ability to make payments on the notes will depend upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. If our subsidiaries are unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as a holder of the notes to benefit indirectly from that distribution also will be subject to these prior claims. The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, which means that our subsidiaries’ creditors will be paid from our subsidiaries’ assets before holders of the notes would have any claims to those assets. At May 1, 2011, the aggregate amount of all debt and other liabilities of our consolidated subsidiaries that would structurally rank senior to the notes was approximately $2.3 billion. Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be effectively junior to any future secured indebtedness we may incur.

The notes will be effectively subordinated to any future secured debt we may incur to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

Although we do not currently have outstanding any secured indebtedness for money borrowed, the indenture under which the notes will be issued does not preclude us from issuing secured debt. See the section of the accompanying prospectus entitled “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Certain Covenants.”

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could structurally rank senior to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes does not contain protections in the event of a change in control, unless accompanied by certain ratings downgrades. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, prior to issuance, the notes will be rated by one or more ratings agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions or regulatory action taken against us. Any lowering, suspension or withdrawal of such ratings or the anticipation of such changes may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

The negative covenants in the indenture that govern the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Certain Covenants” in the accompanying prospectus. In light of these exceptions and other factors described above, holders of the notes may be structurally or contractually subordinated to new lenders.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with the consolidated financial statements and notes in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2011 which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal year ended					Six months ended
	October 29, 2006	October 28, 2007	October 26, 2008	October 25, 2009	October 31, 2010	May 1, 2011

Ratio of earnings to fixed charges(1)	39.1x	43.6x	36.3x	—	37.5x	76.9x

(1)	For purposes of determining the ratios above, earnings consist of income from continuing operations before income taxes, amortization of capitalized interest and fixed charges. Fixed charges consist of interest expense, amortization of debt expenses and an appropriate interest factor on operating leases. Due to the loss in fiscal 2009, our ratio of earnings to fixed charges for that period was less than 1:1. We would have needed to generate additional earnings of $448 million to achieve an earnings to fixed charges ratio of 1:1.

Use of proceeds

We estimate that the net proceeds from the sale of the notes will be approximately $1.73 billion after deducting the estimated underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the notes to fund a portion of the Merger consideration and certain costs associated with the Merger. Prior to the closing of the Merger, we intend to temporarily invest the net proceeds in short-term investments. The net proceeds will not be deposited into an escrow account.

Upon the closing of the Merger, the net proceeds from this offering will be used, together with available cash and the proceeds from borrowings under our Revolving Credit Facility or other short-term debt, to fund the cash Merger consideration, which is estimated to total approximately $4.7 billion. There can be no assurance the Merger will be consummated.

This offering is not conditioned upon the completion of the Merger but, in the event that the Merger is not consummated on or before May 31, 2012 or the Merger Agreement is terminated any time prior thereto, we will be required to redeem in whole and not in part the notes on the 15th day (or, if such day is not a business day, the first business day thereafter) following the earlier to occur of (1) May 31, 2012 if the Merger has not been consummated by May 31, 2012 and (2) the termination of the Merger Agreement for any reason for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See “Description of notes—Special mandatory redemption.” If we are required to redeem the notes pursuant to such provision, we will use the net proceeds of this offering, together with available cash and cash equivalents and short-term investments, to fund such redemption.

We expect to generate additional cash from operations prior to the closing of the Merger. Prior to the closing of the Merger, we may issue commercial paper, borrow amounts under our Revolving Credit Facility or incur other indebtedness so that we have adequate cash balances following the closing.

Capitalization

The following table presents our cash, cash equivalents and short-term investments, short-term debt and capitalization as of May 1, 2011:

•	on an actual basis;

•	on an as adjusted basis giving effect to the sale of the notes offered hereby after deducting the estimated underwriting discounts and estimated offering expenses; and

•

on a pro forma basis giving effect to the Merger as if it had occurred on May 1, 2011, as adjusted to give effect to the sale of the notes offered hereby and expected additional short-term borrowings, and the application of the proceeds therefrom and available cash, cash equivalents and short-term investments to fund the Merger consideration and certain costs associated with the Merger as described under “Use of proceeds.”

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2011 and the historical financial statements of Varian filed as an exhibit to the Current Report on Form 8-K filed on June 1, 2011, which are incorporated by reference into this prospectus supplement and the accompanying prospectus as well as the financial statements giving pro forma effect to the Merger set forth in “Unaudited pro forma condensed consolidated financial information.” Applied assumed for purposes of the “Unaudited pro forma condensed consolidated financial information” that it would raise $1.5 billion, instead of $1.75 billion, in gross proceeds in this offering. As a result, the “Unaudited pro forma condensed consolidated financial information” does not reflect the adjustments that would have resulted from the incremental capital raise, including a corresponding reduction in short-term debt and corresponding changes to net interest expense for the periods presented.

	As of May 1, 2011
(In millions)	Actual	As adjusted	Pro forma as adjusted

	(Unaudited)

Cash, cash equivalents and short-term investments	$3,308	$5,041	$1,602

Short-term debt:	1	1	952

Long-term debt:
7.125% unsecured senior notes due 2017	$200	$200	$200
Other debt maturing through 2028	4	4	5
Notes offered hereby	—	1,750	1,750

Total debt	205	1,955	2,907

Total stockholders’ equity	8,182	8,182	8,172

Total capitalization	$8,387	$10,137	$11,079

Unaudited pro forma condensed consolidated financial information

Introduction to unaudited pro forma condensed combined financial statements

On May 3, 2011, Applied, Merger Sub, and Varian entered into the Merger Agreement pursuant to which Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into Varian, with Varian surviving the Merger as a wholly-owned subsidiary of Applied.

The following unaudited pro forma condensed combined balance sheet is presented as if the effective date of the Merger had occurred on May 1, 2011. The following unaudited pro forma condensed combined statement of operations for the twelve months ended October 31, 2010 and the six months ended May 1, 2011 are presented as if the effective date of the Merger had occurred on October 26, 2009. The preliminary estimate of purchase consideration is calculated as if the Merger had taken place on May 1, 2011. This information should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•

audited historical consolidated financial statements of Applied as of and for the fiscal year ended October 31, 2010, included in Applied’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, incorporated by reference herein;

•

unaudited historical condensed consolidated financial statements of Applied as of and for the six months ended May 1, 2011, included in Applied’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2011, incorporated by reference herein;

•

audited historical consolidated financial statements of Varian as of and for the year ended October 1, 2010, included in Varian’s Annual Report on Form 10-K for the year ended October 1, 2010, incorporated by reference herein; and

•

unaudited historical consolidated financial statements of Varian as of and for the six months ended April 1, 2011, included in Varian’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2011, incorporated by reference herein.

Applied assumed for purposes of the unaudited pro forma condensed combined financial information that it would raise $1.5 billion, instead of $1.75 billion, in gross proceeds in this offering. As a result, the unaudited pro forma condensed combined financial information does not reflect the adjustments that would have resulted from the incremental capital raise, including a corresponding reduction in short-term debt and corresponding changes to net interest expense for the periods presented.

Because Applied’s second fiscal quarter ended on May 1, 2011 and Varian’s second fiscal quarter ended on April 1, 2011, the unaudited pro forma condensed combined balance sheet combines the historical balances of Applied and Varian as of those dates, with pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of operations combine the historical results of Applied for the fiscal year ended October 31, 2010 and for the six months ended May 1, 2011, with the historical results of Varian for the twelve months ended October 1, 2010 and the six months ended April 1, 2011, respectively, with pro forma adjustments. No adjustments were made to either Applied’s or Varian’s reported information for the different period end dates.

The pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Applied believes are reasonable.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger or the costs to integrate the operations of Applied and Varian or the costs necessary to achieve any cost savings, operating synergies and revenue enhancements.

Pursuant to the purchase method of accounting, the estimated purchase price has been preliminarily allocated to assets acquired and liabilities assumed based on their estimated respective fair values. Applied management has determined the preliminary estimated fair value of the intangible and tangible assets acquired and liabilities assumed at the pro forma combined balance sheet date. The excess of the fair value of consideration paid over the estimated fair values of assets acquired and liabilities assumed was recorded as goodwill. These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair values of the purchase price and the fair values of assets acquired and liabilities assumed, therefore, the actual amounts recorded upon completion of the Merger may differ materially from the information presented herein. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Varian existing on the date of completion of the Merger.

There were no intercompany transactions between Applied and Varian as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Applied and Varian and other financial information pertaining to Applied and Varian including Applied’s management’s discussion and analysis of financial condition and results of operations and risk factors incorporated by reference or included herein. For a complete list of documents incorporated by reference herein, see “Where you can find more information and incorporation by reference” beginning on page S-49.

Unaudited pro forma condensed combined balance sheet

	Historical		Pro forma adjustments		Pro forma combined
	Applied May 1, 2011	Varian April 1, 2011

	(In millions)

Assets:
Cash and cash equivalents	$2,558	$364	$(2,124	)(a,b,c)	$798
Short-term investments	750	58	—		808
Accounts receivable, net	1,916	222	—		2,138
Inventories	1,794	212	72	(d)	2,078
Deferred income taxes, net	545	19	21	(e)	585
Other current assets	381	36			417

Total current assets	7,944	911	(2,031)		6,824
Property, plant, and equipment	898	73	16	(f)	987
Goodwill	1,336	12	2,501	(g)	3,849
Intangible assets, net	236	—	1,450	(h)	1,686
Long-term investments	1,269	134	—		1,403
Deferred income taxes and other assets	274	8	—		282

Total assets	$11,957	$1,138	$1,936		$15,031

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,760	$112			$1,872
Customer advances and deferred revenue	1,279	58	$(27	)(i)	1,310
Short-term debt	1	1	1,200	(b)	1,202
Income taxes payable	211	11	—		222

Total current liabilities	3,251	182	1,173		4,606
Long-term debt	204	1	1,500	(b)	1,705
Accrued expenses and other liabilities	320	90	138	(e)	548

Total liabilities	3,775	273	2,811		6,859
Common stock	13	1	(1	)(j)	13
Additional paid-in capital	5,524	709	(626	)(j)	5,607
Retained earnings	12,308	930	(1,023	)(k)	12,215
Treasury stock	(9,664)	(777)	777	(l)	(9,664)
Accum. other comprehensive income	1	2	(2	)(m)	1

Total liabilities and stockholders’ equity	$11,957	$1,138	$1,936		$15,031

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Unaudited pro forma condensed combined statement of operations

	Historical		Pro forma adjustments		Pro forma combined
	Applied twelve months ended October 31, 2010	Varian twelve months ended October 1, 2010

	(In millions except per share amounts)
Net sales	$9,549	$831	$—		$10,380
Cost of products sold	5,834	424	147	(n,o)	6,405

Gross margin	3,715	407	(147)		3,975

Operating expenses
Research, development, and engineering	1,143	98	—		1,241
Marketing, general, and administrative	942	122	31	(o)	1,095
Restructuring charges and asset impairments	246	—	—		246

Income from operations	1,384	187	(178)		1,393
Impairments of investments	(13)	—			(13)
Interest expense, income and other expense, net	16	3	(96	)(p,q)	(77)

Income before income taxes	1,387	190	(274)		1,303
Provision for income taxes	449	30	(51	)(r)	428

Net income	$938	$160	$(223)		$875

Earnings per share:
Basic	$0.70	$2.15			$0.65
Diluted	$0.70	$2.12			$0.65

Weighted average number of shares
Basic	1,340	74			1,340
Diluted	1,349	75			1,351

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Unaudited pro forma condensed combined statement of operations

	Historical
	Applied six months ended May 1, 2011	Varian six months ended April 1, 2011	Pro forma adjustments(1)		Pro forma combined

	(In millions except per share amounts)
Net sales	$5,549	$613	$—		$6,162
Cost of products sold	3,224	312	65	(n,o)	3,601

Gross margin	2,325	301	(65)		2,561

Operating expenses
Research, development, and engineering	567	57	—		624
General and administrative	440	70	15	(o)	525
Restructuring charges and asset impairments	(33)	—	—		(33)

Income from operations	1,351	174	(80)		1,445
Interest expense, income and other expense, net	15	1	(47	)(p,q)	(31)

Income before income taxes	1,366	175	(127)		1,414
Provision for income taxes	371	21	(22	)(r)	370

Net income	$995	$154	$(105)		$1,044

Earnings per share:
Basic	$0.75	$2.06			$0.79
Diluted	$0.75	$2.03			$0.78

Weighted average number of shares
Basic	1,322	75			1,322
Diluted	1,333	76			1,335

The accompanying notes to the pro forma adjustments included herein are an integral part of these statements.

Basis of presentation

On May 3, 2011, Applied, Merger Sub, and Varian, entered into the Merger Agreement pursuant to which Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into Varian, with Varian surviving the Merger as a wholly-owned subsidiary of Applied.

The unaudited pro forma condensed combined financial statements assume the cash payment of $63.00 for each outstanding share of Varian common stock. For the purposes of these preliminary pro forma financial statements, the total cash payment was estimated at $4.7 billion based on shares outstanding as at April 29, 2011. The actual cash payment will be determined based on the actual number of shares of Varian common stock outstanding upon the completion of the Merger. The estimated cash payment includes (i) the conversion of each share of Varian common stock into the right to receive $63.00 per share, (ii) the cancellation of vested options granted under the Amended and Restated 2006 Stock Incentive Plan of Varian, as well as certain other options identified by Applied prior to the effective date of the Merger, and replacement with the right to receive $63.00 per share in cash, less the applicable option exercise price, and (iii) the cancellation of vested and unvested restricted stock units and replacement with the right to receive $63.00 per share in cash. All cash payments for equity awards will be subject to applicable tax withholdings, if any.

In addition, on the effective date of the Merger, each vested option granted under the Omnibus Stock Plan of Varian that is outstanding and unexercised immediately prior to the effective date, other than certain options identified by Applied, will be converted into a fully vested option to purchase Applied common stock, either by Applied assuming that stock option or replacing it with a reasonably equivalent option to purchase Applied common stock based on a conversion ratio set forth in the Merger Agreement. The estimated fair value of these converted options is $27 million and was included in the total preliminary estimated Merger consideration.

At the effective date of the Merger, each unvested stock option, other than certain options identified by Applied, will be converted into an option to purchase Applied common stock, to be effected by Applied either assuming that stock option or replacing it with a reasonably equivalent option to purchase Applied common stock based on a conversion ratio set forth in the Merger Agreement. Based on the number of Varian unvested stock options outstanding at April 29, 2011, without taking into account the Varian stock options that will be cancelled in connection with the Merger, Applied would convert options to purchase approximately 1.3 million shares of Varian common stock into options to purchase approximately 5.4 million shares of Applied common stock with an approximate value of $45 million. A portion of this amount, representing the options that are earned but not vested, will be attributable to Merger consideration. Based on unvested stock options outstanding at April 29, 2011, we estimate that this amount will be approximately $25 million. This portion of the earned options is included in the total Merger consideration. The amount not included in the purchase price will be recorded as compensation expense in the post-Merger combined Statement of Operations in the periods that the compensation is earned. The actual number of Applied stock options into which Varian common stock options will be converted will be determined based on the actual number of Varian common stock options outstanding and the price of Applied common stock at the completion of the Merger.

Each outstanding, unvested share of Varian restricted common stock that is subject to a risk of forfeiture, a repurchase option or other condition pursuant to an applicable restricted stock purchase agreement or other agreement with Varian will be exchanged for a future cash payment based on the same per-share Merger consideration as other shares of Varian common stock. Based on the total number of shares of Varian unvested restricted common stock outstanding at April 29, 2011, Applied will pay approximately $82 million in cash for the unvested outstanding shares of Varian restricted common stock. A portion of this amount, representing the shares that are earned but not vested, will be attributable to Merger consideration. Based on unvested restricted common stock outstanding at April 29, 2011, we estimate that this amount will be approximately $31 million. The amount not included in the purchase price will be recorded as compensation expense in the post-Merger combined Statement of Operations in the periods that the compensation is earned. The actual cash payment will be determined based on the actual number of unvested shares of Varian restricted common stock outstanding upon the completion of the Merger.

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary as the proposed Merger has not yet been completed. The actual purchase price will be based on the number of outstanding shares of Varian common stock, options to purchase common stock, and shares of restricted common stock upon the completion of the Merger.

Under the purchase method of accounting, the total purchase price will be allocated to Varian’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the Merger. For purposes of this presentation the estimated Merger consideration has been allocated based on preliminary estimates of fair values that are described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the estimated preliminary Merger consideration, estimated useful lives and first year amortization and incremental depreciation associated with certain acquired assets are as follows (in millions):

	Amount	First year amortization and incremental depreciation	Estimated remaining useful life

Fair value of assets acquired and liabilities assumed	$863	$4	4-22 years

Identifiable intangible assets:
Developed technology	878	125	7 years
Customer contracts and relationships	221	15	15 years
In-process research and development	196	—	N/A
Trademarks and trade names	122	6	20 years
Order backlog	18	18	3-6 months
Covenant not-to-compete	15	10	1.5 years

Total identifiable intangible assets	1,450	174	8.3 years

Goodwill	2,501	—

Total preliminary merger consideration	$4,814	$178

A preliminary estimate of $863 million has been allocated to net tangible assets acquired and approximately $1,450 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets and additional depreciation resulting from the increase in PP&E to fair value are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets.    Developed technology relates to Varian’s products across all of their product lines that have reached technological feasibility. Developed technology represents a combination of Varian’s processes, patents and trade secrets developed through years of experience in design and development of their products. Applied expects to amortize the fair value of the acquired product rights based on the anticipated time frame in which the economic benefits of the intangible asset will be recognized, which is assumed to be a straight-line amortization.

The estimated fair value of customer contracts and relationships is expected to be amortized on a straight-line basis over the period in which the economic benefits of the intangible assets will be recognized.

In-process research and development includes research and development for products that have not yet reached technological feasibility. Amortization of these amounts will begin at the time that the respective products reach technological feasibility. If a research and development project ends, the associated in-process research and development asset will be written down to zero in the period in which the project ends.

As of the effective date of the Merger, identifiable intangible assets are required to be measured at fair value. These acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets.

Under the Hart-Scott-Rodino Act (“HSR Act”) and other relevant laws and regulations, there are significant limitations regarding what Applied can learn about the specifics of the Varian intangible assets prior to the completion of the Merger. Obtaining the necessary information to complete the valuation of such intangible assets could take several months. As a result, the final determination of the values of such intangible assets will differ from these preliminary valuations and the differences could be material. Applied will update the preliminary valuation of the acquired intangible assets as at the effective date of the Merger.

Goodwill.    Approximately $2.5 billion has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Pro forma adjustments

Pro forma adjustments are necessary to reflect (i) the estimated purchase price; (ii) amounts related to Varian’s net tangible and intangible assets at an amount equal to the preliminary estimates of their fair values; (iii) the amortization expense related to the estimated amortizable intangible assets; (iv) changes in depreciation and amortization expense resulting from the preliminary estimated fair value adjustments to net tangible and intangible assets; and (v) the income tax effect related to the pro forma adjustments.

There were no intercompany balances and transactions between Applied and Varian as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Applied and Varian filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include liabilities that may result from integration activities which are not presently estimable. Liabilities ultimately may be recorded for severance costs for employees, costs of vacating certain facilities, or other costs associated with exiting activities that would affect the pro forma financial statements. Management of Applied and Varian are in the process of making these assessments and estimates of these costs are not currently known.

Applied has not identified any pre-Merger contingencies in which the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To record approximately $4.7 billion in cash tendered for the purchase consideration based upon a cash for stock ratio of $63.00 for each outstanding share of Varian common stock and restricted stock unit and certain vested stock options.

(b)	To record $2.7 billion of new debt obtained to finance the Merger. This debt is expected to consist of $1.5 billion of long-term debt and $1.2 billion of short-term debt.

(c)	To record $93 million of estimated professional advisor fees incurred in association with the issuance of the new debt and certain transaction costs associated with the Merger.

(d)	To adjust acquired inventory to a preliminary estimate of fair value. Applied’s cost of sales will reflect the increased valuation of Varian’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first six months after the effective date of the Merger. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of operations.

(e)	To record the net deferred tax liability associated with the estimated fair value adjustment of assets to be acquired and liabilities to be assumed, offset by the deferred tax asset associated with assumed, fully vested stock options and restricted stock units, recorded at an estimated weighted average statutory tax rate in the jurisdictions where the fair value adjustments can reasonably be expected to occur, primarily in the United States.

(f)	To adjust property, plant, and equipment to a preliminary estimate of fair value.

(g)	To record goodwill as a result of the Merger. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually for impairment or when a change in facts and circumstances prompts an assessment.

(h)

To record the estimated fair value of Varian’s identifiable intangible assets acquired as a result of the Merger. These assets consist primarily of developed technology, in-process research and development, customer contracts and relationships, trademarks and trade names, order backlog, and covenants not to compete. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what Applied can learn about the specifics of the Varian intangible assets prior to the completion of the Merger. Obtaining the necessary information to complete the valuation of such intangible assets could take several months. As a result, the final determination of the values of such intangible assets will differ from these preliminary valuations and the differences could be material. Upon completion of the Merger, Applied will update the preliminary valuation of the acquired intangible assets.

(i)	To adjust the carrying value of deferred revenue to the preliminary estimated fair value. The deferred revenue impacted was expected to convert to revenue within a two-year period, with a significant portion recognized within the first year following the effective date of the Merger. There is no continuing impact of the acquired deferred revenue adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of operations.

(j)	To eliminate Varian common stock and additional paid-in capital and to record the estimated fair value of $27 million of vested options to purchase shares of Varian stock exchanged for vested options to purchase shares of Applied stock under the Merger Agreement and $56 million representing the earned portion of unvested stock awards.

(k)	To eliminate Varian retained earnings of $930 million, and to reflect Applied’s estimated transaction costs of approximately $93 million.

(l)	To eliminate Varian treasury stock.

(m)	To eliminate Varian accumulated other comprehensive income.

(n)	To depreciate the incremental increase in property, plant, and equipment identified under note (f) above. This amount is approximately $4 million and $2 million for the twelve and six month periods ended October 31, 2010 and May 1, 2011, respectively.

(o)	To amortize Varian intangible assets based upon the anticipated time frame in which the estimated economic benefits of the intangible assets will be recognized. The preliminary estimated amortization for the first year and subsequent six month interim period is $174 million and $78 million, respectively.

(p)	To adjust for the assumed reduction in interest income due to reduced cash balances as a result of the cash consideration issued in the Merger. The reduction is based on $2 billion of cash required at funding and an assumed weighted average interest rate of 1%.

(q)	To record interest expense, including amortization of direct costs for new debt. This amount was calculated based on weighted average rates of 3.58% and 4.84% for the twelve-month and six-month periods, respectively, and $1.5 billion in long-term debt and short-term debt initially aggregating $1.2 billion.

(r)	To record the benefit for income taxes as a result of the Merger, calculated based on the preliminary pro forma adjustments to the pro forma consolidated statements of operations included above. The provisional benefit for the increase in interest expense and incremental increase in depreciation expense is calculated based on an estimated tax rate of 30% and 25% for the twelve month period ended October 31, 2010 and the six month period ended May 1, 2011, respectively. The estimated provisional benefit related to the amortization of intangible assets recorded as a result of the Merger is recorded at an estimated weighted average statutory tax rate.

Description of notes

We will issue $400,000,000 aggregate principal amount of 2.650% Senior Notes due 2016 (the “2016 notes”), $750,000,000 aggregate principal amount of 4.300% Senior Notes due 2021 (the “2021 notes”) and $600,000,000 aggregate principal amount of 5.850% Senior Notes due 2041 (the “2041 notes” and together with the 2016 notes and the 2021 notes, the “notes”). The 2016 notes, the 2021 notes and the 2041 notes will be issued as separate series of debt securities under an indenture dated June 8, 2011 between us and U.S. Bank National Association, as trustee. That indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). The indenture provides that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The specific terms of each other series that we may issue in the future may differ from those of the notes. The indenture does not limit the aggregate amount of debt securities that may be issued under the indenture, nor does it limit the number of other series or the aggregate amount of any particular series.

The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge upon request. See “Where you can find more information and incorporation by reference.” We urge you to read the indenture and the notes because they, and not this description, define your rights as a holder of the notes. The covenant provisions of the indenture described under the caption “Description of Debt Securities—Certain Terms of the Senior Debt Securities—Certain Covenants” in the accompanying prospectus will apply to the notes.

For purposes of this description, references to “Applied,” “the Company,” “we,” “us” and “our” refer only to Applied Materials, Inc. and not to any of its current or future subsidiaries.

General

The 2016 notes will be limited initially to $400,000,000 aggregate principal amount, the 2021 notes will be limited initially to $750,000,000 aggregate principal amount and the 2041 notes will be limited initially to $600,000,000 aggregate principal amount, but we may from time to time, without giving notice to or seeking the consent of the holders of the notes of any series, issue additional notes of any such series having the same terms (except for the issue date, the offering price and, if applicable, the first interest payment date) and ranking equally and ratably with the original notes of such series, and such additional debt securities, together with the original notes of the applicable series, will constitute a single series of debt securities for all purposes under the indenture, including, without limitation, waivers, amendments and redemptions; provided that if the additional notes are not fungible with the original notes of the applicable series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

The notes will be:

•	general unsecured obligations of ours;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the assets securing such indebtedness;

•

structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries, to the extent of the assets of such subsidiaries;

•	equal in right of payment with all existing and future unsecured and unsubordinated indebtedness of ours; and

•	senior in right of payment to any existing and future indebtedness of ours that is subordinated to the notes.

As of May 1, 2011, on a pro forma basis, after giving effect to this offering of notes and the application of the net proceeds from this offering and the borrowings under our revolving credit facility and other short-term debt and the anticipated application of the use of proceeds therefrom in connection with the Merger as described under “Use of Proceeds”, the notes offered hereby would have ranked:

•	equally with approximately $200 million of our debt; and

•	effectively subordinated to approximately $2.3 billion of debt and other liabilities of our subsidiaries.

As of May 1, 2011, we had no secured debt outstanding to which the notes would have been effectively subordinated.

The notes will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will be issued in the form of one or more global securities, without coupons, which will be deposited initially with, or on behalf of, The Depository Trust Company (“DTC”) and its participants Clearstream Banking S.A. and Euroclear Bank S.A./N.V.

Principal and interest

The 2016 notes will mature on June 15, 2016, the 2021 notes will mature on June 15, 2021 and the 2041 notes will mature on June 15, 2041. No sinking fund will be provided with respect to the notes.

Interest on the 2016 notes will accrue at the rate of 2.650% per annum, interest on the 2021 notes will accrue at the rate of 4.300% per annum and interest on the 2041 notes will accrue at the rate of 5.850% per annum. We will pay interest on the notes from June 8, 2011 or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2011, until the principal is paid or made available for payment. Interest will be paid to the persons in whose names the notes are registered at the close of business on June 1 or December 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or date of maturity of principal of the notes of a series falls on a day that is not a business day, then payment of interest or principal may be made on the next succeeding business day with the same force and effect as if made on the nominal interest payment date or the date of maturity, and no interest will accrue for the period after such nominal date.

Optional redemption

We will have the right to redeem the notes, in whole at any time or in part from time to time, at our option, on at least 30 days but no more than 60 days prior written notice mailed to the registered holders of the notes to be redeemed. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, and

(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate (as defined below) plus 15 basis points in the case of the 2016 notes, 20 basis points in the case of the 2021 notes and 30 basis points in the case of the 2041 notes, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

If less than all the notes of any series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, (b) if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of those quotations or (c) if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us as Independent Investment Banker (initially, Citigroup Global Markets Inc. or J.P. Morgan Securities LLC).

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and their respective successors and (ii) two other nationally recognized investment banking firms (or their affiliates) that we select in connection with the particular redemption, and their respective successors, provided that if at any time any of the above is not a primary U.S. Government securities dealer, we will substitute that entity with another nationally recognized investment banking firm that we select that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity, computed as the second business day immediately preceding that redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

Special mandatory redemption

In the event that we do not consummate the Merger on or prior to May 31, 2012, or the Merger Agreement is terminated any time prior thereto, we will be required to redeem in whole and not in part the aggregate principal amount of the outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the 15th day (or if such day is not a business day, the first business day thereafter) following the earlier to occur of (1) May 31, 2012 if the Merger has not been consummated on or prior to May 31, 2012, or (2) the termination of the Merger Agreement for any reason. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes will cease to bear interest.

Repurchase upon a change of control

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem or have mandatorily redeemed the notes in full, as described above, have defeased the notes or have satisfied and discharged the notes as described below, we will make an offer to each holder (the “Change of Control Offer”) to repurchase any and all of such holder’s notes at a repurchase price in cash equal to 101% of the principal amount of the notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) plus accrued and unpaid interest, if any, thereon, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, notice shall be mailed to holders of notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to the Change of Control Payment Date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the trustee or a paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the principal amount of notes or portions of notes being purchased.

“Below Investment Grade Rating Event” means the notes are downgraded below Investment Grade Rating by both Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of the occurrence of a Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the notes below Investment Grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated Investment Grade by at least one of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agency).

“Change of Control” means the occurrence of any of the following:

•	direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Applied and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Applied or one of its direct or indirect wholly-owned subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Applied’s outstanding voting stock or other voting stock into which Applied’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•

Applied consolidates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates with, or merges with or into, Applied, in any such event pursuant to a transaction in which any of Applied’s voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Applied’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

•	the first day on which a majority of the members of Applied’s board of directors are not Continuing Directors; or

•	the adoption of a plan by the board of directors of Applied or its stockholders relating to Applied’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) Applied becomes a direct or indirect wholly owned subsidiary of a holding company (which shall include a parent company) and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Applied and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Applied and its subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Applied who (1) was a member of the board of directors of Applied on the date of the issuance of the notes; or (2) was nominated for election or elected to the board of directors of Applied with the approval of a majority of the Continuing Directors who were members of such board of directors of Applied at the time of such nomination or election (either by specific vote or by approval of Applied’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for either of Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., business and any successor to its rating agency business.

Events of default

The indenture defines an Event of Default with respect to any series of debt securities issued pursuant to the indenture, including the notes. Events of Default on the notes are any of the following:

•	default in the payment of the principal or any premium on a note when due (whether at maturity, upon acceleration, redemption or otherwise).

•	default for 30 days in the payment of interest on a note when due.

•	failure by us to comply with the provisions described under the caption “—Special mandatory redemption” or “—Repurchase upon a change of control.”

•

failure by us to observe or perform any other term of the indenture for a period of 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the notes of the affected series.

•	certain events in bankruptcy, insolvency or reorganization with respect to us.

An Event of Default under one series of debt securities issued pursuant to the indenture does not necessarily constitute an Event of Default under any other series of debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee’s board of directors, executive committee, or a trust committee of directors or trustees and/or certain officers of the trustee in good faith determine it in the interest of such holders to do so.

Remedies if an event of default occurs

The indenture provides that if an Event of Default has occurred with respect to a series of debt securities and has not been cured, the trustee or the holders of not less than 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us, the principal amount of all the notes will be automatically accelerated, without any action by the trustee or any holder. The holders of a majority in aggregate principal amount of the debt securities of the affected series may by written notice to us and the trustee may, on behalf of the holders of the debt securities of the affected series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, such debt securities.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”). If indemnity satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding notes of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•

The trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity and during such 60-day period, the trustee has not received a contrary instruction from holders of a majority in principal amount of all outstanding notes.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the notes, or else specifying any default.

Book-entry, delivery and form

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The notes initially will be represented by notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC). Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of global notes for certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a Global Note upon surrender by DTC of the Global Note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing, and DTC requests the issuance of Certificated Notes; or

•	we determine not to have the notes represented by a Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Depository procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Applied takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Applied that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Applied that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the notes under the indenture. Under the terms of the indenture, Applied and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Applied, the trustee nor any of Applied’s or the trustee’s agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Applied that its current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Applied. Neither Applied nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Applied and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised Applied that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to the Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Applied, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Material U.S. federal income tax considerations

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”), or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, or other financial institutions, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes as part of a hedging, conversion or integrated transaction or a straddle, or persons deemed to sell notes under the constructive sale provisions of the Code). Finally, the summary does not describe the effects on U.S. Holders of any U.S. federal tax laws other than income tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL TAX LAWS OTHER THAN INCOME TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. holders

As used herein, the term “U.S. Holder” means a beneficial owner of the notes that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of the notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes.

Taxation of interest

A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with the U.S. Holder’s regular method of tax accounting. In general, if the principal amount of a debt instrument exceeds the issue price of the instrument by more than a de minimis amount, the debt instrument will have “original issue discount” equal to such excess, and a U.S. Holder will be required to include the original issuance discount in gross income over the term of the instrument, irrespective of the holder’s regular method of tax accounting. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes and the discussion herein assumes that the notes will not have original issue discount.

In certain circumstances, we may make payments to holders of the notes in addition to principal and stated interest. The original issue discount rules allow contingent payments to be disregarded in computing a holder’s interest income if the contingency is “remote” or, in certain circumstances, if it is “significantly more likely than not” that the contingency will not occur. We believe that there is only a remote possibility that (i) we will be required to repurchase all or any part of the notes for 101% of their stated principal amount plus accrued and unpaid interest as a result of a Change of Control Triggering Event as described under “Description of notes—Repurchase upon a change of control” or (ii) we will redeem the notes at our option for an amount in excess of their stated principal amount plus accrued and unpaid interest as described under “Description of notes—Optional redemption.” We further believe that it is significantly more likely than not that we will not redeem or repurchase the notes prior to maturity, including pursuant to our obligation to redeem the notes for 101% of their stated principal amount plus accrued and unpaid interest in the event that we do not consummate the Merger on or prior to May 31, 2012, or the Merger Agreement is terminated any time prior thereto, as described under “Description of notes—Special mandatory redemption.” Therefore we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we redeem the notes for an amount in excess of their stated principal amount plus accrued and unpaid interest, U.S. Holders would be required to recognize additional gain on the sale or exchange of such notes. This discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, exchange, redemption or other disposition of notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition. The U.S. Holder’s gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s tax basis in the note. The U.S. Holder’s tax basis in the note generally will equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the holder has held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2012, after which the maximum rate is scheduled to increase). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.

Non-U.S. holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).

Taxation of interest

Subject to the discussion below under “—Income or gains effectively connected with a U.S. trade or business,” payments of interest to Non-U.S. Holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, entitlement to treaty benefits and exemption from backup withholding described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly-executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than the partnership, and the partnership must provide the partners’ documentation to us or our paying agent. In addition, a Non-U.S. Holder that is seeking a reduction in withholding pursuant to the terms of an applicable income tax treaty will need to certify on IRS Form W-8BEN that it is eligible for the benefits of such treaty.

Sale, exchange, redemption or other disposition of notes

Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Taxation of interest” above). However, the gain would be subject to U.S. federal income tax if:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if required by an applicable income tax treaty, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case it would be subject to tax as described below under “—Income or gains effectively connected with a U.S. trade or business;” or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case, except as otherwise provided by an applicable income tax treaty, the gain would be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

Income or gains effectively connected with a U.S. trade or business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption or other disposition of the notes is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will generally be subject to U.S. federal income tax on a net income basis at regular graduated rates in the same manner as the income or gain of a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the U.S. and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding in the case of U.S. trade or business income, the holder must certify its qualification, which can be done by filing a properly completed and executed Form W-8ECI, or any successor from as the IRS designates, as applicable, prior to the payment. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would also generally be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

Backup withholding and information reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide a correct taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on tax returns. The backup withholding tax rate is currently 28 percent.

Payments of interest to U.S. Holders of notes and payments made to U.S. Holders by a broker upon a sale of the notes generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “—Non-U.S. holders—Taxation of interest” above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. Holder or Non-U.S. Holder of notes under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of 2016 notes	Principal amount of 2021 notes	Principal amount of 2041 notes

J.P. Morgan Securities LLC	$120,000,000	$225,000,000	$180,000,000
Citigroup Global Markets Inc.	$88,000,000	$165,000,000	$132,000,000
Morgan Stanley & Co. LLC	$52,000,000	$97,500,000	$78,000,000
Mitsubishi UFJ Securities (USA), Inc.	$35,000,000	$65,625,000	$52,500,000
BNP Paribas Securities Corp.	$20,000,000	$37,500,000	$30,000,000
Goldman, Sachs & Co.	$20,000,000	$37,500,000	$30,000,000
BNY Mellon Capital Markets, LLC	$13,000,000	$24,375,000	$19,500,000
KeyBanc Capital Markets Inc.	$13,000,000	$24,375,000	$19,500,000
Mizuho Securities USA Inc.	$13,000,000	$24,375,000	$19,500,000
U.S. Bancorp Investments, Inc.	$13,000,000	$24,375,000	$19,500,000
Wells Fargo Securities, LLC	$13,000,000	$24,375,000	$19,500,000

Total	$400,000,000	$750,000,000	$600,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of .200% of the principal amount of the 2016 notes, .300% of the principal amount of the 2021 notes and .500% of the principal amount of the 2041 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.025% of the principal amount of the 2016 notes, .125% of the principal amount of the 2021 notes and .250% of the principal amount of the 2041 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us

Per 2016 note	0.350%
Per 2021 note	0.450%
Per 2041 note	0.875%

Total	$10,025,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $2.8 million.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “Act”)) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

The notes may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder. The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (1) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (2) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (b) where no consideration is given for the transfer; or (c) by operation of law.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In particular, an affiliate of Citigroup Global Markets Inc. was the joint lead arranger and bookrunner and administrative agent and an affiliate of J.P. Morgan Securities LLC was the documentation agent for our existing credit facility. In addition, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are the joint lead arrangers and bookrunners for the Bridge Facility and the Revolving Credit Facility. Furthermore, an affiliate of J.P. Morgan Securities LLC is acting as administrative agent, and an affiliate of Citigroup Global Markets Inc. is acting as a syndication agent, for each of the Bridge Facility and the Revolving Credit Facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement arrangement to prevent a failed settlement.

Legal matters

Certain legal matters in connection with the notes will be passed upon for Applied by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The underwriters have been represented by Davis Polk  & Wardwell LLP, Menlo Park, California.

Experts

The consolidated financial statements and related financial statement schedule of Applied Materials, Inc. and subsidiaries as of October 31, 2010 and October 25, 2009, and for each of the years in the three-year period ended October 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2010 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the October 31, 2010 consolidated financial statements refers to an accounting change upon adoption of Accounting Standards Codification Topic 805, Business Combinations, during the year ended October 31, 2010.

The audited historical financial statements of Varian Semiconductor Equipment Associates, Inc. and management’s assessment of the effectiveness of internal control over financial reporting included in Applied Materials, Inc.’s Current Report on Form 8-K dated June 1, 2011 have been incorporated herein and in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information and incorporation by reference

We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements and other information that issuers, including Applied, file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov. We also make available free of charge on or through our own website at www.appliedmaterials.com our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it or any information accessible through it incorporated by reference into this prospectus supplement or the accompanying prospectus.

We “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we are disclosing important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus except for any information that is superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the following documents that we previously filed with the SEC (File No. 000-06920) (other than those documents or the portions of those documents furnished, including pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K):

•

Our Annual Report on Form 10-K for the fiscal year ended October 31, 2010, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2011 Annual Meeting of Stockholders;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 30, 2011 (as amended) and May 1, 2011; and

•	Our Current Reports on Form 8-K filed on November 30, 2010, March 11, 2011, May 4, 2011, May 31, 2011 and June 1, 2011.

We also incorporate by reference any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those documents or the portions of those documents furnished, including pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K) after the date of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement. The information incorporated by reference, as updated, is an important part of this prospectus supplement. Information which is deemed to be furnished to, rather than filed with, the SEC shall not be incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement or the accompanying prospectus, except as modified or superseded.

Paper copies of the filings referred to above (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested) may be obtained free of charge by writing to us or calling us, care of our Investor Relations Department at our principal executive office located at 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039, Telephone: (408) 727-5555.

Prospectus

Applied Materials, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Purchase Units

Warrants

We may issue securities from time to time in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol AMAT.

Investing in these securities involves certain risks. See “Risk Factors” included in or incorporated by reference into any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2011

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of this prospectus.

We have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “Applied”, “we”, “our” and “us” refer, collectively, to Applied Materials, Inc., a Delaware corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.appliedmaterials.com. Information accessible on or through our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 000-06920) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K), until the offering of the securities under the registration statement is terminated or completed:

•

Annual Report on Form 10-K for the fiscal year ended October 31, 2010, including the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for the 2011 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended January 30, 2011 (as amended) and May 1, 2011;

•	Current Reports on Form 8-K filed on November 30, 2010, March 11, 2011, May 4, 2011, May 31, 2011 and June 1, 2011; and

•	The description of our common stock contained in the Registration Statement on Form 8-A relating thereto, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Applied Materials, Inc.

3050 Bowers Avenue, P.O. Box 58039

Santa Clara, California 95052-8039

Attn: Investor Relations

1-800-882-0373

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, and you should not rely on those forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

A number of important factors could cause our results to differ materially from those indicated by such forward-looking statements, including those detailed in the Risk Factors section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in this prospectus and in any related prospectus supplement.

OUR BUSINESS

Applied provides manufacturing equipment, services and software to the global semiconductor, flat panel display, solar photovoltaic (“PV”) and related industries. Applied’s customers include manufacturers of semiconductor wafers and chips, flat panel liquid crystal displays (“LCDs”), solar PV cells and modules, and other electronic devices. These customers may use what they manufacture in their own end products or sell the items to other companies for use in advanced electronic components.

Applied is the world’s largest semiconductor fabrication equipment supplier based on revenue, with the capability to provide global deployment and support services. Applied also is a leading supplier of LCD fabrication equipment to the flat panel display industry and is the leading supplier of solar PV manufacturing systems to the solar industry, based on revenue.

Applied was incorporated in 1967 as a Delaware corporation. The principal executive offices of Applied are located at 3050 Bowers Avenue, P.O. Box 58039, Santa Clara, California 95052-8039 and the telephone number is (408) 727-5555. We maintain a website at www.appliedmaterials.com. Information contained in or accessible through our website is not part of or incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read this table in conjunction with our consolidated financial statements and notes in our Annual Report on Form 10-K for the fiscal year ended October 31, 2010 filed with the SEC on December 10, 2010 and our Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2011 filed with the SEC on May 31, 2011, which are incorporated by reference in this prospectus.

	Fiscal Year Ended					Six Months Ended May 1, 2011
	October 29, 2006	October 28, 2007	October 26, 2008	October 25, 2009	October 31, 2010
Ratio of earnings to fixed charges(1)	39.1x	43.6x	36.3x	—	37.5x	76.9x

(1)	For purposes of determining the ratios above, earnings consist of income from continuing operations before income taxes, amortization of capitalized interest and fixed charges. Fixed charges consist of interest expense, amortization of debt expenses and an appropriate interest factor on operating leases. Due to the loss in fiscal 2009, our ratio of earnings to fixed charges for that period was less than 1:1. We would have needed to generate additional earnings of $448 million to achieve an earnings to fixed charges ratio of 1:1.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, repayment and refinancing of debt, working capital, capital expenditures, stock repurchases and the payment of dividends. We intend to temporarily invest the net proceeds in short-term investments until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities which may be senior or subordinated. We refer to the senior debt securities and the subordinated debt securities collectively as debt securities. The following description summarizes the general terms and provisions of the debt securities. We will describe the specific terms of the debt securities and the extent, if any, to which the general provisions summarized below apply to any series of debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Applied Materials, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The form of the senior indenture and the form of the subordinated indenture are filed as exhibits to the registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures. The following summary of the material provisions of the indentures is qualified in its entirety by the provisions of the indentures, including definitions of certain terms used in the indentures. Wherever we refer to particular sections or defined terms of the indentures, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indentures that are filed as exhibits to the registration statement of which this prospectus forms a part for additional information.

None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us in the applicable indenture or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. The subordinated debt securities will constitute our unsecured and subordinated general obligations and will be junior in right of payment to our senior indebtedness (including senior debt securities), as described under the heading “—Certain Terms of the Subordinated Debt Securities—Subordination.”

The debt securities will be our unsecured obligations. Any secured debt or other secured obligations will be effectively senior to the debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the debt securities being offered, including the following terms:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt securities, and, with respect to debt securities issued under the subordinated indenture, the terms on which they are subordinated;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates on which the principal and premium, if any, of the debt securities is payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, or the manner of calculating such rate or rates, if applicable;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the related record dates;

•	any trustees, authenticating agents or paying agents, if different from those set forth in this prospectus;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of that extension or deferral;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option;

•	the manner of paying principal and interest and the place or places where principal and interest will be payable;

•	the obligation, if any, of us to redeem, purchase or repay debt securities pursuant to any sinking fund or analogous provisions as at the option of a holder thereof;

•	the form of the debt securities;

•	if other than denominations of $2,000 or any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, the debt securities will be payable;

•

if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose;

•	the terms of any repurchase or remarketing rights;

•

whether the debt securities will be issued in global form, the terms upon which the debt securities will be exchanged for definitive form, the depositary for the debt securities and the form of legend;

•	any conversion or exchange features of the debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity thereof;

•	any restrictive covenants or events of default in addition to or in lieu of those set forth in this prospectus;

•	any provisions granting special rights to holders when a specified event occurs;

•	if the amount of principal or any premium or interest on the debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in this prospectus;

•	with regard to the debt securities that do not bear interest, the dates for certain required reports to the applicable trustee; and

•	any and all additional, eliminated or changed terms that will apply to the debt securities.

We may from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further debt securities or (2) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

You may present debt securities for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (called original issue discount securities) may be sold at a discount below their stated principal amount. U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Terms of the Senior Debt Securities

Certain Covenants

Limitation on Liens. We will not, and will not permit any of our subsidiaries to, create, incur, assume or otherwise cause to become effective any Lien (other than permitted Liens) on any Principal Property or upon shares of stock of any Principal Subsidiary (whether such Principal Property or shares are now existing or owned or hereafter created or acquired), to secure any indebtedness of ours, any of our subsidiaries or any indebtedness of any other Person, unless we or such subsidiary also secures all payments due under the senior debt securities and all senior debt securities of any series having the benefit of this covenant (together with, if we shall so determine, any other indebtedness of ours or any subsidiary of ours then existing or thereafter created ranking equally with the senior debt securities), on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the senior debt securities, prior or senior thereto, with the same relative priority as the senior debt securities issued pursuant to the senior indenture will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured. The senior indenture contains the following exceptions to the foregoing prohibition:

(a) Liens existing on the date when we first issue the senior debt securities pursuant to the senior indenture;

(b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with us or any subsidiary of ours or we or one or more of our subsidiaries acquires directly or indirectly all or substantially all of the stock or assets of such Person; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by us or such subsidiary and any improvements thereon or thereto;

(c) Liens on property existing at the time of acquisition thereof by us or any subsidiary of ours, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by us or such subsidiary and any improvements thereon or thereto;

(d) Liens to secure indebtedness incurred prior to, at the time of or within 12 months after the later of the acquisition of any property and the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price thereof or cost of the construction, alteration, repair or improvement thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(f) any Lien securing indebtedness of a subsidiary owing to us or to one or more of our subsidiaries;

(g) Liens imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business; pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances; Liens in connection with legal proceedings; and Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(h) Liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing between us or any subsidiary of ours and any federal, state or municipal government or other government body or quasi-governmental agency;

(i) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (h) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(j) any Lien on a Principal Property or the shares of stock of a Principal Subsidiary that would not otherwise be permitted by clauses (a) through (i) above, inclusive, securing indebtedness which, together with:

•

the aggregate outstanding principal amount of all other indebtedness of us and our subsidiaries secured by Liens on a Principal Property or the shares of stock of a Principal Subsidiary that is permitted solely pursuant to this clause (j), and

•	the aggregate Value of existing Sale and Leaseback Transactions that are permitted solely pursuant to clause (c) of “Limitation on Sale and Leaseback Transactions” and are still in existence,

does not exceed 15% of our Consolidated Net Tangible Assets.

In order to constitute a “Principal Property” under the senior indenture, a property must have a book value in excess of 1% of our most recently calculated Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions. We will not, and will not permit any of our subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(a) we or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the Principal Property to be leased (without equally and ratably securing debt securities of any series having the benefit of this covenant) pursuant to clauses (a) through (i) under “—Limitations on Liens” above;

(b) we or such subsidiary apply, within 270 days of the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to either (or a combination of) the voluntary retirement of Funded Debt or to the acquisition of property; or

(c) the aggregate Value of such Sale and Leaseback Transaction plus the Value of all other Sale and Leaseback Transactions of Principal Properties entered into after the date of the issuance of the senior debt securities permitted solely by this clause (c) and still in existence, plus the aggregate amount of all indebtedness secured by Liens permitted solely by clause (j) of “Limitation on Liens” does not exceed 15% of our Consolidated Net Tangible Assets.

Certain Other Covenants. The senior indenture will contain certain other covenants regarding, among other matters, corporate existence and reports to holders of senior debt securities. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any additional financial or restrictive covenants, including covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. The provisions of the senior indenture do not afford holders of senior debt securities issued thereunder protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders except to the extent set forth therein.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries property and assets taken as a whole (in one transaction or a series of related transactions) to any Person, or permit any Person to merge with or into us, unless:

•

we shall be the continuing Person, or the Person (if other than us) formed by such consolidation or into which we are merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the senior trustee, all of our obligations under the senior indenture and the senior debt securities;

•	immediately after giving effect to such transaction, no default or event of default (each as defined in the senior indenture) shall have occurred and be continuing; and

•

we deliver to the senior trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture or any applicable supplemental indenture relating to such transaction have been complied with.

The restrictions in the second and third bullets shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•

the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our state of incorporation).

The Surviving Person will succeed to, and be substituted for, us under the senior indenture and the senior debt securities and, except in the case of a lease, we shall be released of all obligations under the senior indenture and the senior debt securities.

No Protection in the Event of a Change of Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control).

Definition of Certain Terms. The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP.

“Consolidated Net Tangible Assets” means, at any date, the total assets less (a) all current liabilities (excluding any notes and loans payable, current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases) and (b) Intangible Assets, all as shown on or reflected in our most recent consolidated balance sheet prepared in accordance with U.S. GAAP.

“Funded Debt” means, as of any date of determination, our indebtedness or the indebtedness of a subsidiary maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP and in each case ranking at least pari passu with the senior debt securities.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); and

(3) in respect of Capital Lease Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness (as defined above) of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness (as defined above) of any other Person.

“Intangible Assets” means the value (net of applicable reserves) of (i) all trade names, trademarks, trade secrets, licenses, patents, copyrights and goodwill; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expenses, less unamortized premium.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Original Issue Discount Security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity thereof pursuant to the senior indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint-stock company, association, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency provided, however, for purposes of “—Certain Covenants—Consolidation, Merger and Sale of Assets,” “Person” shall not include any individual, joint venture, association, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any single parcel of real property or any permanent improvement thereon (i) owned by us or any of our subsidiaries located in the United States, including our principal corporate office, any manufacturing facility or plant or any portion thereof and (ii) having a book value, as of the date of determination, in excess of 1% of our most recently calculated Consolidated Net Tangible Assets. Principal Property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.

“Principal Subsidiary” means any direct or indirect subsidiary of ours that owns a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any of our subsidiaries of any Principal Property which has been or is to be sold or transferred by us or such subsidiary to such Person, excluding (1) leases for a term, including renewals at the option of the lessee, of not more than three years, and (2) leases between us and any of our subsidiaries or between our subsidiaries.

“U.S. GAAP” means United States generally accepted accounting principles set forth in the FASB Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series (including the yield to maturity on any Original Issue Discount Securities) which are outstanding on the effective date of such Sale and Leaseback Transaction.

Events of Default

The senior indenture defines an Event of Default with respect to any series of senior debt securities issued pursuant to the senior indenture. Events of Default on the senior debt securities are any of the following:

•	default in the payment of the principal or any premium on senior debt securities when due (whether at maturity, upon acceleration, redemption or otherwise);

•	default for 30 days in the payment of interest on senior debt securities when due;

•

failure by us to observe or perform any other term of the senior indenture (other than those referred to in the two bullets above) for a period of 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the senior trustee or holders of not less than 25% of the principal amount of the senior debt securities of the affected series;

•	certain events in bankruptcy, insolvency or reorganization with respect to us; and

•	any other Event of Default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

An Event of Default under one series of senior debt securities issued pursuant to the senior indenture does not necessarily constitute an Event of Default under any other series of senior debt securities. The senior indenture provides that the senior trustee may withhold notice to the holders of any series of senior debt securities issued thereunder of any default if the trustee’s board of directors, executive committee, or a trust committee of directors or trustees and/or certain officers of the trustee in good faith determine it in the interest of such holders to do so.

Remedies If an Event of Default Occurs. The senior indenture provides that if an Event of Default has occurred with respect to a series of senior debt securities and has not been cured, the senior trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series may declare the entire principal amount of all the senior debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us, the principal amount of all the senior debt securities will be automatically accelerated, without any action by the senior trustee or any holder. The holders of a majority in aggregate principal amount of the senior debt securities of the affected series may by written notice to us and the senior trustee may, on behalf of the holders of the senior debt securities of the affected series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the senior indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, such senior debt securities.

Except as may otherwise be provided in the senior indenture in cases of default, where the senior trustee has some special duties, the senior trustee is not required to take any action under the senior indenture at the request of any holders unless the holders offer the senior trustee protection from expenses and liability (called an “indemnity”). If indemnity satisfactory to the senior trustee is provided, the holders of a majority in principal amount of the outstanding senior debt securities of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the senior trustee. Subject to certain exceptions contained in the senior indenture, these majority holders may also direct the senior trustee in performing any other action under the senior indenture.

Before you bypass the senior trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities, the following must occur:

•	you must give the senior trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of not less than 25% in principal amount of all outstanding senior debt securities of the affected series must make a written request that the senior trustee take action because of the Event of Default, and must offer reasonable indemnity to the senior trustee against the cost and other liabilities of taking that action; and

•

the senior trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity and during such 60-day period, the senior trustee has not received a contrary instruction from holders of a majority in principal amount of all outstanding senior debt securities.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your senior debt securities on or after the due date of that payment.

We will furnish to the senior trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the senior indenture and the senior debt securities, or else specifying any default.

Satisfaction and Discharge

The senior indenture will cease to be of further effect and the senior trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the senior indenture upon compliance with certain conditions, including:

(1)	either

•	our having delivered to the senior trustee for cancellation all senior debt securities theretofore authenticated under the senior indenture; or

•

all senior debt securities of any series outstanding under the senior indenture not theretofore delivered to the senior trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the senior trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such senior debt securities of any series outstanding under the senior indenture; or

(2)	our having paid all sums payable by us under the senior indenture, as and when the same shall be due and payable.

In either of (1) or (2) we shall have delivered to the senior trustee an officer’s certificate and an opinion of counsel, each stating that all conditions relating to the satisfaction and discharge of the indenture have been satisfied.

Under current U.S. federal tax law, the deposit and our legal release from the senior debt securities would be treated as though we took back your senior debt securities and gave you your share of the cash and senior debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the senior debt securities you give back to us. Purchasers of the senior debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. income tax law.

Defeasance

Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of debt securities issued under the indentures.

Full Defeasance. We can legally release ourselves from any payment or other obligations on the debt securities of any series (called “full defeasance”) if the following conditions are met:

•

we deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates;

•

there is a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described above.

If we accomplished a full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall.

However, even if we make the deposit in trust and deliver an opinion as discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance. Without any change of current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants on the debt securities of any series. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates; and

•

deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver

There are three types of changes we can make to the senior indenture and the senior debt securities.

Changes Requiring Approval of the Holder. First, there are changes that cannot be made to the senior debt securities without specific approval of the holder. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on any senior debt securities of such series;

•	reduce any amounts due on any senior debt securities of such series;

•	reduce the amount of principal payable upon acceleration of the maturity or redemption of the senior debt securities upon redemption, maturity, a change of control or following an Event of Default;

•	change the place or currency of payment for the senior debt securities;

•	change the terms of or waive any redemption provisions;

•	impair the holder’s right to sue for the enforcement of any payment on or with respect to the senior debt securities;

•	reduce the percentage in principal amount of the senior debt securities, the approval of whose holders is needed to modify or amend the senior indenture or the senior debt securities;

•

reduce the percentage in principal amount of the senior debt securities, the approval of whose holders is needed to waive compliance with certain provisions of the senior indenture or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the senior indenture, except to increase the percentage required for any modification or to provide that other provisions of the senior indenture may not be modified or waived without consent of the holder of each security of such series affected by the modification.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the senior debt securities. This type is limited to the following types of changes:

•	cure any ambiguity, defect or inconsistency;

•	comply with covenants in the senior indenture regarding mergers and sales of assets;

•	add to the covenants of the Company, add any additional Events of Default or secure the senior debt securities;

•	provide for the issuance of senior debt securities or issue additional senior debt securities of any series;

•

evidence and provide for a successor senior trustee and add to or change the provisions of the senior indenture to provide for or facilitate the administration of the trusts under the senior indenture; or

•	comply with requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Nor do we need any approval to make changes that affect only senior debt securities to be issued under the senior indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect the senior debt securities, even if they affect other senior debt securities issued under the senior indenture. In those cases, we need only obtain any required approvals from the holders of the affected senior debt securities.

Changes Requiring a Majority Vote. Any other change to the senior indenture and the senior debt securities would require the following approval:

•	if the change affects only senior debt securities of one series, it must be approved by the holders of a majority in principal amount of the senior debt securities of that series.

•

if the change affects the senior debt securities as well as the senior debt securities of one or more other series issued under the senior indenture, it must be approved by the holders of a majority in principal amount of the senior debt securities and each other series of senior debt securities affected by the change.

•	in each case, the required approval must be given by written consent.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or a waiver with respect to any other aspect of the senior indenture and the senior debt securities listed in the first category described previously under “Changes Requiring Approval of the Holder” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting

The senior debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The senior debt securities will also not be eligible to vote if they have been fully defeased as described above under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding senior debt securities that are entitled to vote or take other action under the senior indenture. In certain limited circumstances, the senior trustee will be entitled to set a record date for action by holders. If we or the senior trustee set a record date for a vote or other action to be taken by holders of senior debt securities, that vote or action may be taken only by persons who are holders of outstanding senior debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the senior trustee may specify, if it set the record date). We may shorten this period from time to time.

No Personal Liability of Incorporators, Stockholders, Officers, Directors

The senior indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the senior indenture or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or of any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Senior Trustee

The senior trustee will be appointed by us as paying agent, registrar and custodian with regard to the senior debt securities. The senior trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

The senior indenture provides that, prior to the occurrence of an Event of Default with respect to the senior debt securities of a series and after the curing or waiving of all such Events of Default with respect to that series, the senior trustee will not be liable except for the performance of such duties as are specifically set forth in the senior indenture. If an event of default has occurred and has not been cured or waived, the senior trustee will exercise such rights and powers vested in it under the senior indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The senior indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the senior trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The senior trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

Unclaimed Funds

All funds deposited with the senior trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for one year after the date upon which the principal of, premium, if any, or interest on such debt securities shall have become due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the senior trustee and paying agents will have no liability therefor.

Governing Law

The senior indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities, except the subordinated indenture and subordinated debt securities will not include a limitation on liens or a limitation on sale and leaseback transactions.

Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

Subordination. The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities, except under the limited circumstances set forth in the subordinated indenture. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “senior indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for money borrowed;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•

all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•

all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities constitute senior indebtedness for purposes of the subordinated indenture.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only. This description is based upon, and is qualified by reference to, our certificate of incorporation as amended to date (the “certificate of incorporation”), our bylaws and applicable provisions of Delaware corporate law. This summary is not complete. You should read our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our capital stock consists of 2,500,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. As of June 1, 2011, no shares of preferred stock were outstanding.

Preferred Stock

Under our certificate of incorporation, the board of directors is authorized to issue shares of Preferred Stock from time to time in one or more series and to determine the designation and number of shares of each series and the relative rights, preferences and limitations with respect to dividends, redemptions (including sinking fund provisions), liquidation, dissolution or winding up, voting rights and conversion, all in accordance with the laws of the State of Delaware. When shares of Preferred Stock are issued, certain rights of the holders thereof may materially affect the rights of the holders of the Common Stock, including voting rights and preferences in respect of dividends and liquidation.

Common Stock

General

All issued and outstanding shares of our Common Stock are fully paid and nonassessable. Holders of Common Stock have no preemptive, subscription or conversion rights and are not liable for further calls or assessments. There are no redemption or sinking fund provisions in effect with respect to the Common Stock. Subject to the rights of any then outstanding Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor and to share ratably in the assets available for distribution upon liquidation. Except as described below, each share of Common Stock is entitled to one vote at all meetings of stockholders. The holders of Common Stock are not entitled to cumulative voting rights in the election of directors.

Exchange; Transfer Agent and Registrar

The Common Stock of the Company is traded on the NASDAQ Global Select Market under the symbol AMAT. The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

Provisions of our Certificate of Incorporation and Bylaws and Delaware Law That May Have Anti-Takeover Effects

The certificate of incorporation and the bylaws of the Company contain provisions that could have certain anti-takeover effects, as discussed below:

No Stockholder Action by Written Consent; Special Meetings. The certificate of incorporation prohibits stockholder action by written consent in lieu of a meeting. The provision of the certificate of incorporation prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the board of directors, the chairman of the board of directors, or the president of the Company. This provision would also prevent the holders of a majority of the outstanding shares of Common Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of the Company entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Advance Notice Requirements for Stockholders’ Proposals and Director Nominations. The bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors (the “Nomination Procedure”) and with regard to certain matters to be brought before a meeting of stockholders of the Company (the “Business Procedure”).

The Nomination Procedure provides that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. The Business Procedure provides that only such business may be conducted at a stockholders’ meeting as has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely prior written notice to the Secretary of the Company of such stockholder’s intention to bring such business before the meeting. In the case of both the Nomination Procedure and the Business Procedure, to be timely, notice must be delivered to the Company’s Secretary no earlier than the close of business on the 105th day, nor later than the close of business in the 75th day, prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of any annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the 105th day prior to the date of such annual meeting and not later than the close of business on the later of (a) the 75th day prior to the date of such annual meeting or, (b) if the first public announcement of the date of such annual meeting is less than 85 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

Although the bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at a stockholders’ meeting, the bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular meeting if proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might otherwise be desired by the Company’s stockholders.

Preferred Stock. The certificate of incorporation authorizes the board of directors to fix, with respect to any series of Preferred Stock, the powers, preferences and rights of the shares of such series. Although the Company has no intention at the present time of doing so, it could issue Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interest of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for the stock over the then market price of such stock.

Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

•

prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

•

the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the underlying preferred stock.

If there is a distribution other than in cash, the depositary will distribute property (including securities) received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of us, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges (including those in connection with the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the preferred stock and the transferring, splitting or grouping of depositary receipts) as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by the holders of a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and its duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units, often known as purchase units, consisting of one or more purchase contracts and beneficial interests in:

•	debt securities,

•	debt obligations of third parties, including U.S. treasury securities, or

•

any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts.

The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including pledging their interest in another purchase contract.

The applicable prospectus supplement will describe the terms of the purchase contracts and purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

•	the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants are to be sold separately or with other securities as parts of units;

•

whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of any equity securities purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

•

if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•

the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

FORMS OF SECURITIES

Each debt security, depositary share, purchase contract, purchase unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, depositary shares, purchase contracts, purchase units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, depositary shares, purchase contracts, purchase units and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

Any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, purchase contract, warrant agreement or purchase unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, depositary share agreement, purchase contract, purchase unit agreement or warrant agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, depositary share agreement, purchase contract, purchase unit agreement or warrant agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, depositary share agreement, purchase contract, purchase unit agreement or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase agreements or purchase units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase securities or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the securities in respect of which this prospectus is being delivered will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements and related financial statement schedule of Applied Materials, Inc. and subsidiaries as of October 31, 2010 and October 25, 2009, and for each of the years in the three-year period ended October 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2010 have been incorporated by reference herein and in the registration statement in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the October 31, 2010 consolidated financial statements refers to an accounting change upon adoption of Accounting Standards Codification Topic 805, Business Combinations, during the year ended October 31, 2010.

The audited historical financial statements of Varian Semiconductor Equipment Associates, Inc. and management’s assessment of the effectiveness of internal control over financial reporting included in Applied Materials, Inc.’s Current Report on Form 8-K dated June 1, 2011 and incorporated herein and in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.